EXHIBIT 1.1

Guilford Pharmaceuticals Inc.
611 Tributary Street
Baltimore, Maryland 21224

December 11, 2000

Ladenburg Thalmann & Co. Inc.
590 Madison Avenue
New York, New York 10022

Ladies and Gentlemen:

We have discussed your introducing us to a party who has expressed an interest in purchasing 150,000 shares of our common stock under our shelf registration statement at the purchase price of $20 per share.

If any such purchaser delivers to us on or before December 12, 2000 a signed stock purchase agreement substantially in the form we have forwarded to you, committing to purchase 150,000 shares of our common stock under our shelf registration at $20 per share, we will pay you a placement fee of $37,500 upon the closing of any such transaction. You agree that we will have no further obligation to pay you in connection with said transaction.

You agree to deliver a copy of the prospectus with respect to this offering, which has previously been delivered to you, to the purchaser prior to or simultaneously with the stock purchase agreement.

This letter agreement is limited to this transaction, and any other transactions between us will be subject to other written agreements.

Sincerely,

GUILFORD PHARMACEUTICALS INC.

By: /s/ ANDREW R. JORDAN
————————————————————
Name: Andrew R. Jordan
Title: Senior Vice President & Chief Financial Officer

Ladenburg Thalmann & Co. Inc.
December 11, 2000

ACCEPTED AND AGREED TO
AS OF THIS 11 DAY OF DECEMBER 2000

LADENBURG THALMANN & CO. INC.

By: /s/ JOSEPH A. SMITH
——————————————
Name: Joseph A. Smith
Title: Managing Director